Exhibit 5.1

Zura Bio Limited c/o Maples Corporate Services Limited PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands	D +1 345 815 1877
E bradley.kruger@ogier.com

Reference: 502885.00001

27 October 2026

Zura Bio Limited (Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with:

(a)	the Company's registration statement on Form S-3, including all amendments or supplements thereto filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to offering and sale of an unspecified amount of the following securities to be issued by the Company from time to time (together, the Shelf Securities):

(i)	Class A ordinary shares of a par value of US$0.0001 each in the capital of the Company (the Ordinary Shares) to be issued pursuant to the terms of a definitive purchase, underwriting or similar agreement (the Ordinary Shares Document);

(ii)	preference shares of a par value of US$0.0001 each in the capital of the Company (Preference Shares, and together with Ordinary Shares, Shelf Shares) to be issued pursuant to the terms of a definitive purchase, underwriting or similar agreement (the Preference Shares Document);

(iii)	debt securities (the Debt Securities), which may or may not be converted into Ordinary Shares and/or Preference Shares, to be issued pursuant to the terms of a definitive purchase, underwriting or similar agreement (the Debt Document);

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27 October 2026

(iv)	warrants to purchase Ordinary Shares, Preference Shares, Debt Securities or any combination thereof (the Warrants) issuable pursuant to the terms of a warrant agreement to be entered into between the Company and a warrant agent for such Warrants thereunder (the Warrant Document);

(v)	units comprising any combination of Ordinary Shares, Preference Shares, Warrants, and Debt Securities (the Units) to be issued under a unit agreement, purchase agreement or similar agreement between the Company and a unit agent to be specified therein, if any (the Unit Document); and

(b)	a sales agreement prospectus (the ATM Prospectus) included with the base prospectus (the Base Prospectus) filed in connection with the Registration Statement related to offering and sale of up to US$114,044,900 worth of Class A ordinary shares of a par value of US$0.0001 each (the ATM Shares and, together with the Shelf Shares, the Shares) pursuant to the terms of the ATM Documents (as defined in Schedule 1).

The Ordinary Shares Document, Preference Shares Document, Debt Document, Warrant Document, and Unit Document are referred to herein collectively as Transaction Documents.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement and ATM Prospectus.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined copies of the documents listed in Part B of Schedule 1 (the ATM Documents). In addition, we have examined the corporate and other documents and conducted the searches listed in Part A of Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

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3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Issuance of Shelf Shares

(b)	The Shelf Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Shelf Shares upon the conversion, exchange, redemption, repurchase or exercise of any Shelf Security) shall be validly issued, fully paid and non-assessable when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve:

(A)	the form, terms, execution and delivery of the relevant Transaction Document;

(B)	the issuance and allotment of the Shelf Shares (including the issuance and allotment of the Shelf Shares upon conversion, exchange, redemption, repurchase or exercise of any Shelf Security) in accordance with the Transaction Document; and

(C)	all related matters;

(ii)	the provisions of the relevant Transaction Document approved by the Board have been satisfied and payment of the consideration specified therein has been made;

(iii)	if the Shelf Shares are issuable upon conversion, exchange, redemption, repurchase or exercise of any Shelf Security, the terms of such Shelf Security, as approved by the Board, have been satisfied and payment of the consideration specified thereby has been made; and

(iv)	the Shelf Shares have been entered on the register of members of the Company as fully paid.

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Issuance of ATM Shares

(c)	The ATM Shares to be offered and issued by the Company as contemplated by the ATM Prospectus, when issued by the Company:

(i)	upon payment in full of the consideration as set out in the ATM Prospectus and the ATM Documents;

(ii)	in accordance with the ATM Prospectus, the ATM Documents, the Resolutions and the Memorandum and Articles of Association; and

(iii)	upon the entry of those ATM Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in any document to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

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(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP

Ogier (Cayman) LLP

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27 October 2026

Schedule 1

Part A – corporate and other documents

1	The Certificate of Incorporation of the Company dated 10 March 2021 issued by the Registrar and the Certificate of Incorporation on Change of Name of the Company dated 21 March 2023 issued by the Registrar (together, the Certificates of Incorporation).

2	The second amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 16 March 2023 and made effective on 20 March 2023 (the Memorandum and Articles of Association).

3	A Certificate of Good Standing dated 28 September 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 31 August 2024, 17 September 2024 and 27 October 2026 (the Resolutions).

5	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 27 October 2026 (the Register of Writs).

6	The Registration Statement, including the Base Prospectus.

7	The ATM Prospectus.

Part B – the ATM Documents

8	The sales agreement dated 3 September 2024 related to the issue and sale of up to US$125,000,000 in the aggregate of the Class A Ordinary Shares through Leerink Partners LLC (the Agent) by and between the Company and the Agent, and the amendment to the sales agreement by and between the Company and the Agent, dated 27 October 2026 (the Sales Agreement).

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Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Certificate of Incorporation, the Memorandum and Articles of Association and the Resolutions is in full force and effect and is accurate and complete as at the date of this opinion. Without limiting the foregoing, all corporate authorisations in fore on the date hereof in respect of the Company will remain in full force on the date of the issuance or resale of any Ordinary Shares.

5	The Memorandum and Articles of Association has not been amended, varied, supplemented or revoked in any respect.

6	The powers and authority of the directors set out in the Memorandum and Articles of Association have not been varied or restricted in any way by resolution or direction of the shareholders of the Company.

7	Each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

8	Where any ATM Document has been provided to us in draft or undated form, that ATM Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a ATM Document marked to show changes from a previous draft, all such changes have been accurately marked.

9	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Shares are issued.

10	There is nothing in any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Status, authorisation and execution

11	Each of the parties to the ATM Documents and the Transaction Documents (together, the Documents) is and will be duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

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12	Any individuals who are parties to the documents or who sign or have signed documents or who give or have given information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such documents, sign such documents and give such information.

13	Each Document, ATM Share and Shelf Security will be, duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws and, in respect of the Company, in the manner authorised by the Board.

14	In authorising the execution and delivery of any Documents by the Company, the issue and allotment of any ATM Shares and Shelf Securities (including the issuance and allotment of the Shelf Shares upon conversion, exchange, redemption, repurchase or exercise of any Security) and the exercise of the Company's rights and performance of its obligations under such documents, each of the directors of the Company has acted and will act in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

15	Each document has been duly executed and unconditionally delivered by the Company in the manner authorised in the Resolutions.

16	The person named in the Resolutions as authorised to execute the documents on behalf of the Company in fact executed such documents with the intention to bind the Company.

17	The Resolutions remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the documents and no director has a financial interest in or other relationship to a party of the transactions contemplated by the documents which has not been properly disclosed in the Resolutions.

Enforceability

18	Each of the Documents is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under its governing law and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

19	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

20	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

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(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

21	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

22	No moneys paid to or for the account of any party under a Document represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised) of the Cayman Islands and the Terrorism Act (Revised) of the Cayman Islands respectively). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with sanctions imposed by Cayman Islands authorities, the European Union, the United Nations or United Kingdom sanctions or measures extended by statutory instrument to the Cayman Islands by order of His Majesty in Council.

23	None of the transactions contemplated by the documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person (the Relevant Interests) that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands (a Restrictions Notice).

Approvals, consents and filings

24	The Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Documents. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

25	All of the following that are necessary to ensure the validity, legality, enforceability or admissibility in evidence of the Documents have been made or paid:

(a)	all notarisations, apostillings and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands);

(b)	all filings, recordings, registrations and enrolments of the Documents with any court, public office or elsewhere in any jurisdiction outside the Cayman Islands; and

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(c)	all payments outside the Cayman Islands of stamp duty, registration or other tax on or in relation to the Documents.

26	No Shelf Security will be issued or resold unless and until all required Nasdaq approvals and shareholder approvals required by the rules and regulations of Nasdaq (if any) have been obtained. Any conditions to which such approvals are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

Share Issuance

27	The Shares (including Shares issued upon conversion, exchange, redemption, repurchase or exercise of any Shelf Security) shall be issued at an issue price in excess of the par value thereof and shall be entered on the register of members of the Company as fully paid.

28	The Company will not issue Shares in excess of its authorised share capital.

29	There are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

30	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shelf Securities.

31	All necessary corporate action will be taken to authorise and approve any issuance of Shelf Securities, the terms of the offering of such Shelf Securities and other related matters and the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto.

32	Neither the directors nor the shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver or restructuring officer has been appointed over any of the Company's property or assets.

Sovereign immunity

33	The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands).

Register of Writs

34	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

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Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

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(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets, as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Enforceability

6	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(c)	a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(d)	a court may refuse to allow unjust enrichment;

(e)	enforcement of an obligation of a party under a Document may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(f)	a provision of a Document that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(g)	the effectiveness of a provision in a Document releasing a party from a liability or duty otherwise owed may be limited by law;

(h)	a court will not enforce a provision of a Document to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

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(i)	a provision of a Document is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation, will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(j)	a court may refuse to give effect to a provision in a Document (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(k)	a court may not enforce a provision of a Document to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(l)	a court may refuse to give effect to a provision in a Document that involves the enforcement of any foreign revenue or penal laws;

(m)	where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court); and

(n)	enforcement or performance of any provision in a Document which relates to a Relevant Interest may be prohibited or restricted if any such Relevant Interest is or becomes subject to a Restrictions Notice.

7	A court may determine in its discretion the extent of enforceability of a provision of the a Document that provides for or requires, as the case may be:

(a)	severability of any provision of the Documents held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Documents if a purported amendment or waiver is effected by oral agreement or course of conduct, and we express no opinion on any provisions of that type.

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8	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

9	Where any Document is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, that Document still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Document also take effect from the date that Document is actually executed and delivered, rather than the “as of” date.

Public offering in the Cayman Islands

10	The Company is prohibited by section 175 of the Companies Act from making any invitation to the public in the Cayman Islands to subscribe for any of its securities.